Exhibit 99.1
Contacts:
The Ruth Group (Investors/Media)
Sara Ephraim/Jason Rando
sephraim@theruthgroup.com
jrando@theruthgroup.com
IMARX THERAPEUTICS REPORTS FIRST QUARTER ENDED 2008 FINANCIAL RESULTS
TUCSON, AZ — (May 15, 2008) — ImaRx Therapeutics, Inc. (Nasdaq:IMRX), a biopharmaceutical company developing and commercializing therapies for vascular disorders, today reported financial results for the first quarter ended March 31, 2008 and discussed recent corporate highlights.
Corporate Highlights:
•	Entered into agreement with Abbott Laboratories satisfying remaining debt obligation under non-recourse promissory note issued in connection with the Company’s urokinase acquisition.

•	Signed letter of intent to sell urokinase inventory and related assets to Microbix Biosystems for $17 million in cash: $12 million at closing and $5 million upon achievement of an inventory stability milestone.

•	Identified strategic funding to continue advancement of its core SonoLysis program upon closing of urokinase divestiture with Microbix Biosystems.
Bradford A. Zakes, President and CEO of ImaRx stated, “Through the satisfaction of our debt obligation with Abbott under favorable terms and the pending divestiture of our urokinase asset to Microbix, we will have successfully gained access to operating capital that is non-dilutive to our shareholders. Taken together, these events have provided us the strategic alternative to continue the advancement of our core SonoLysis technology within ImaRx.”

Financial Results
Revenue for the first quarter ended March 31, 2008 rose to $1.9 million from $1.2 million for the first quarter ended March 31, 2007. Increased sales of urokinase, which ImaRx began commercializing in October 2006, drove the revenue increase for the quarter.
Net loss for the first quarter of 2008 was $2.5 million compared to a net loss of $2.4 million for the same period last year. This change was primarily a result of increased selling, general and administrative expenses offset partially by increased urokinase sales. Net loss per share attributable to common shareholders for the first quarter of 2008 was $0.25 based on weighted average shares of approximately 10.0 million, compared to net loss per share attributable to common shareholders in the same period last year of $1.09 based on weighted average shares of approximately 2.6 million.
Cost of product sales for the first quarter of 2008 totaled $0.8 million compared to $0.5 million for the first quarter of 2007. The cost of product sales includes the price paid to acquire the urokinase inventory as well as labeling costs directly incurred in bringing the product to market.
Research and development expenses for the first quarter of 2008 increased to $1.6 million from $1.5 million in the prior year period. This increase was principally a result of increased outside contract work performed on grants and stock-based compensation expense, partially offset by reduced contract manufacturing and pre-clinical study costs.
General and administrative expenses for the first quarter of 2008 increased to $2.0 million from $1.4 million for the same period last year resulting mainly from an increase in outside accounting and audit fees related to maintaining public company status, expenses related to marketing materials for the re-branding of urokinase under the KinlyticTM brand name, salaries for additional sales and general administrative staff offset partially by a decrease in amortization expense due to the trade name being fully amortized prior to 2008.
On March 31, 2008, ImaRx had $10.3 million in cash and cash equivalents compared to $12.9 million in cash and cash equivalents on December 31, 2007. The decrease in the cash balance was primarily related to cash used in performing operating activities. Subsequent to the end of the quarter, the Company paid $5.2 million to satisfy all outstanding liabilities to Abbott Laboratories, including the $10.8 million balance on the $15 million non-recourse note. ImaRx also recently signed a letter of intent to sell its urokinase assets to Microbix Biosystems for $17 million in cash. Since signing the agreement with Abbott and assuming the transaction with Microbix closes, management believes that there will be sufficient cash resources for at least the next 12 months.

Conference Call and Webcast Information
Management will host a conference call to review financial results for the quarter ended March 31, 2008 and recent business developments. The call is scheduled for today, May 15, 2008, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 877-407-4018, and international callers should dial 201-689-8471. Alternatively, log on to www.imarx.com to access a live webcast of the call. Please connect to the Investor section of ImaRx’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary. To access the 48-hour telephone replay, U.S. residents should dial 877-660-6853, and international callers should dial 201-612-7415. The account number for the replay is 3055, and the conference ID number is 284385. A replay of the webcast will also be available on www.imarx.com 14-days following the call.
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. The Company’s commercialization efforts are currently focused on its product, urokinase, for the treatment of acute massive pulmonary embolism.
About SonoLysis
ImaRx’s SonoLysis program involves the administration of its proprietary MRX-801 microbubbles and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues. The sub-micron size of MRX-801 microbubbles may allow them to penetrate a blood clot, so that when ultrasound is applied their expansion and contraction, or cavitation, can break the clot into very small particles. This technology was most recently evaluated in a Phase I/II clinical trial in combination with tPA in patients suffering from acute ischemic stroke.
About Urokinase
Urokinase is a thrombolytic or clot-dissolving agent indicated for the treatment of acute massive pulmonary embolism, or blood clots in the lungs. The product has been commercialized for more than 20 years and has been administered to greater than four million patients. In 2006, ImaRx acquired urokinase and all related assets, including an approximate four-year supply of inventory, cell lines and manufacturing rights to the drug. Since October 2006, ImaRx has been selling its urokinase inventory in the U.S. market where it is estimated to be listed on pharmacy formularies at approximately 700 acute care hospitals and has generated $16.7 million in net proceeds through the first quarter of 2008.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the Company’s expectation that: it will continue advancement of its core SonoLysis program upon closing of urokinase divestiture with Microbix Biosystems; it will close the transaction with Microbix; and the Company’s belief that it will have sufficient cash resources for at least the next 12 months. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of May 15, 2008, and the Company undertakes no duty to update this information.

ImaRx Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands except share and per share data)

	Three Months Ended
	March 31
	2007	2008
	(unaudited)
Revenues:
Product sales, net	$1,086	$1,849
Research and development	122	95

Total operating revenue	1,208	1,944
Costs and expenses:
Cost of product sales	461	834
Research and development	1,541	1,567
General and administrative	1,420	1,994

Total cost and expenses	3,422	4,395

Operating loss	(2,214)	(2,451)
Interest and other income, net	41	94
Interest expense	(225)	(173)

Net loss	(2,398)	(2,530)

Accretion of dividends on preferred stock	(441)	—

Net loss attributed to common stockholders	$(2,831	$(2,530)

Net loss per share:
— Basic and diluted	$(1.09)	$(0.25)

Shares used in computing net loss per share:
— Basic and diluted	2,605,915	10,046,683

ImaRx Therapeutics, Inc.
Selected Balance Sheet Data (in thousands)

	December 31,	March 31,
	2007	2008
ASSETS		(unaudited)
Current assets:
Cash and cash equivalents	$12,861	$10,293
Restricted cash	388	—
Accounts receivable, net	349	124
Inventory	11,138	10,791
Inventory subject to return	2,560	2,144
Prepaid expenses and other	589	320

Total current assets	27,885	23,672
Long-term assets:
Property and equipment, net	1,170	1,046
Intangible assets, net	1,633	1,459
Other assets	19	19

Total assets	$30,707	$26,196

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,277	$1,213
Accrued expenses	837	593
Accrued chargebacks and administrative fees	1,317	1,251
Deferred revenue	5,373	4,471
Notes payable	11,698	10,749
Other	—	40

Total current liabilities	20,502	18,317
Other long-term liability	—	—

Total liabilities	20,502	18,317
Total stockholders’ equity	10,205	7,879

Total liabilities and stockholders’ equity	$30,707	$26,196